EXHIBIT 99.1

For immediate release

Macrovision Announces Sale of TV Guide Magazine

Santa Clara, Calif. – 10/13/2008 – Macrovision Solutions Corporation (NASDAQ: MVSN) today announced that it has reached an agreement to sell its TV Guide Magazine property to OpenGate Capital. The transaction is expected to close approximately December 1, 2008. The completion of the transaction is subject to customary closing conditions but is not subject to Macrovision stockholder approval.

The divestiture of TV Guide Magazine is consistent with Macrovision’s plans, outlined in January 2008 following the company’s announcement of the acquisition of Gemstar-TV Guide. Macrovision is focused on providing technology solutions and TV Guide Magazine was identified as a business not aligned with that core corporate strategy. Today’s sale of TV Guide Magazine is a continuing step in Macrovision’s execution of its strategy and direction.

“A primary goal of the Gemstar-TV Guide acquisition was the consolidation of key technology assets, including the interactive program guides, connected services and device connectivity needed to provide consumers with a uniquely simple digital home entertainment experience. The TV Guide Magazine divestiture marks a significant milestone towards achieving this goal as the streamlined business model improves the company’s ability to execute its strategic plan,” said Fred Amoroso, President and CEO of Macrovision.

Today’s consumers dictate how and when they engage with all forms of digital media. Macrovision sees music, movies, photos, videos and television programs transforming into personalized catalogs that users will be able to search, access and expand at the touch of a button. Interactive programming guides (IPGs), video and entertainment guidance technology and services added through the Gemstar-TV Guide acquisition position the company firmly at the center of this emerging entertainment landscape.

“TV Guide Magazine is a powerful media brand that serves the television and entertainment community by providing a combination of breaking news, behind-the-scenes features and photos, and exclusive stories on television’s biggest shows and stars,” said Andrew Nikou, Founder & Managing Partner, OpenGate Capital. “TV Guide Magazine’s president, Scott Crystal, and his management team, have done an outstanding job leading the unprecedented transformation of this entertainment industry icon. We are excited that Scott will lead the way as we build upon this success by investing in OpenGate Capital’s media and entertainment platform.”

“I am thrilled to continue the exciting journey leading TV Guide Magazine to new heights,” said Scott Crystal, President, TV Guide Magazine. “It is truly an ideal fit, since our new owners are committed to taking TV Guide to the next level in terms of their investment and desire to expand our unique franchise.”

The TV Guide Magazine business had been previously classified by Macrovision in discontinued operations. No gain or loss will be recognized for financial reporting purposes by Macrovision as a result of this divestiture.

About Macrovision Solutions Corporation

Macrovision is focused on providing a uniquely simple digital home entertainment experience by delivering solutions to businesses to protect, enhance and distribute digital goods to consumers across multiple channels. Macrovision’s technologies are deployed by companies in the entertainment, consumer electronics, cable and satellite, and online distribution markets to solve industry-specific challenges and bring greater value and a more robust user experience to their customers. The result of deploying Macrovision’s solutions is a simple end user experience for discovering, acquiring, managing and enjoying digital content. Today, Macrovision provides connected middleware, media recognition, interactive programming guides, copy protection and rich media, data and metadata on music, games, movies and television programming. The company also operates entertainment portals including http://www.tvguide.com and http://www.allmusic.com. Macrovision holds over 4,000 issued or pending patents and patent applications worldwide. Macrovision is headquartered in Santa Clara, California, with numerous offices across the United States and around the world including Canada, Japan, Hong Kong, Luxembourg, and the United Kingdom. More information about Macrovision can be found at www.macrovision.com.

About OpenGate Capital

OpenGate Capital is an opportunistic private equity firm that acquires controlling interests in businesses with solid fundamentals which exhibit opportunities for operational improvements and growth. Established in 2005, OpenGate Capital has a global footprint with headquarters in Beverly Hills, California and a principal office in Paris, France. OpenGate is served by a seasoned team of M&A and operating professionals that bring the skills needed to acquire, operate and build successful companies. The partners of OpenGate have executed over 50 transactions worldwide ranging from corporate divestitures, turnaround acquisitions, industry consolidations and other special situations investments across a wide array of industries and geographical markets. For more information on OpenGate Capital, please visit our website at www.opengatecapital.com.

© Macrovision 2008. Macrovision is a registered trademark of Macrovision Solutions Corporation. All other brands and product names and trademarks are the registered property of their respective companies

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Forward Looking Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “will” or “is expected to,” or similar words that describe the Company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the focus of the business and the closing of the sale transaction described herein. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Among the important factors that could cause results to differ materially are the failure to close the sale transaction. Other factors are further addressed in the Company’s most recent quarterly report on Form 10-Q for the period ended June 30, 2008 and such other documents as are filed with the Securities and Exchange Commission from time to time (available at http://www.sec.gov/). These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Macrovision operates in a continually changing business environment and new factors emerge from time to time. Macrovision cannot predict such factors, nor can it assess the impact, if any, of such factors on the company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company assumes no obligation, except as required by law, to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Press:

Linda Quach

Macrovision Corporation

408-562-8504

lquach@macrovision.com

Brian Gendron

Text 100 Corporation

415-593-8434

brian.gendron@text100.com

Investor Relations:

Macrovision

Lauren Landfield

408-562-8400

Llandfield@macrovision.com